2350 N. Sam Houston Parkway East Suite 300 Houston, Texas 77032 (281) 618-4700 Fax: (281) 618-4820

NEWS RELEASE

SOUTHWESTERN ENERGY ANNOUNCES CAPITAL PROGRAM AND

GUIDANCE FOR 2005 AND PROVIDES UPDATE OF FAYETTEVILLE SHALE PLAY

Company to Accelerate Drilling in Fayetteville Shale Play

Houston, Texas - December 9, 2004...Southwestern Energy Company (NYSE: SWN) today announced a planned capital investment program for 2005 of up to $352.7 million, an increase of 24% over the $285.0 million currently forecasted for 2004. The company's 2005 capital program includes up to $339.0 million for its exploration and production (E&P) segment and $13.7 million for improvements to its utility systems and for other corporate purposes. The increased capital program is expected to be funded by internally-generated cash flow and borrowings under the company's revolving credit facilities.

"We will have a very active drilling program in 2005," stated Harold M. Korell, President and Chief Executive Officer of Southwestern Energy. "Our capital program will again be heavily weighted toward our lower-risk activities at our Overton Field in East Texas and our conventional drilling program in the Arkoma Basin, and is planned to include a significant increase in activity in our unconventional Fayetteville Shale play in Arkansas. Our strategy will remain focused on adding value through the drill bit, as approximately 83% of our 2005 planned E&P capital will be allocated to drilling.

"During 2005, we expect to invest approximately $147.6 million in East Texas and approximately $59.3 million in our conventional Arkoma Basin drilling program. We also plan to accelerate the drilling program in our Fayetteville Shale play in Arkansas, to the extent that we continue to be encouraged by future drilling results. Based on results achieved to date and assuming that the current oil and gas price environment continues to prevail, we expect to allocate up to $100.2 million of our 2005 E&P capital to our unconventional Fayetteville Shale play, which would include drilling approximately 160 - 170 wells."

The remainder of the company's E&P capital ($31.9 million) will be allocated to other E&P projects, including exploration and exploitation projects in the Permian Basin ($4.8 million) and the onshore Gulf Coast ($4.8 million), and various other exploration ($18.1 million) and New Ventures projects ($4.2 million).

Southwestern plans to drill approximately 380 wells in 2005, up from an estimated 206 wells during 2004. In East Texas, Southwestern's 2005 drilling program will include approximately 96 wells, of which approximately 80 are planned in the company's Overton Field. This compares to 84 wells that the company expects to drill at Overton in 2004.

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Southwestern also plans to drill approximately 86 conventional wells in the Arkoma Basin in 2005, of which approximately 43 are planned for the company's Ranger Anticline area. This compares to 75 wells expected to be drilled in the Arkoma Basin in 2004, including 22 wells at the Ranger Anticline area in 2004. Additionally, assuming continued positive results and a favorable price environment, the company plans to drill up to approximately 160 - 170 wells in its unconventional Fayetteville Shale play in Arkansas. Southwestern also plans to drill a total of 35 exploration and exploitation wells in the onshore Texas Gulf Coast, the Permian Basin and in its other operating areas.

Of the $339.0 million E&P capital budget, approximately $271.2 million will be invested in development drilling, $10.0 million in exploratory drilling, $26.8 million for land and seismic, $24.0 million in capitalized interest and expenses and $7.0 million in equipment, facilities and technology-related expenditures.

Southwestern Issues Guidance for 2005

Southwestern is targeting 2005 oil and gas production at 61.0 - 63.0 Bcfe, an increase of 13 - 17% over the company's forecasted 2004 production. The 2005 targeted oil and gas production includes targeted gas production for the Fayetteville Shale play of 2.5 - 3.0 Bcf, assuming positive operational results and full utilization of the allocated capital.

Assuming a NYMEX commodity price for 2005 of $5.00 per Mcf of gas, the company's differential for the average price received for its gas production is expected to be approximately $0.31 per Mcf below the NYMEX Henry Hub index price during 2005, excluding the impact of hedges. The company's differential for the average price received for its oil production is expected to be approximately $1.15 per barrel below the West Texas Intermediate (WTI) crude oil price, excluding the impact of hedges. Southwestern currently has approximately 44.6 Bcf hedged in 2005 through a combination of fixed-price swaps and collars and 27.0 Bcf in 2006. Additionally, the company has 360,000 barrels of its 2005 oil production hedged at an average WTI price of $33.17 per barrel and 120,000 barrels of its 2006 oil production hedged at an average price of $37.30 per barrel. A detailed description of the company's hedge position as of September 30, 2004, can be found in its Form 10-Q for the period ending September 30, 2004.

The company projects its gross margin from its utility segment (revenues less gas purchases) to approximate $53 - $56 million in 2005 and the segment's operating income is expected to be approximately $5 - $7 million assuming normal weather. The company does not believe that it is currently earning its authorized rate of return and, as a result, has filed a notice of intent to file for a rate increase request with the Arkansas Public Service Commission before the end of the 2004. Any rate increase allowed would likely be implemented in the fourth quarter of 2005. The company's gas marketing segment is expected to generate approximately $2.5 - $3.0 million in operating income in 2005.

With respect to other income and expenses, the company expects its net interest expense for 2005 to be $21.0 - $22.0 million, its deduction for minority interest to be approximately $1.0 - $1.5 million and other non-operating losses to be approximately $0.5 - $1.0 million. Income taxes in 2004 are estimated at 37.0% and all are assumed to be deferred.

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Assuming NYMEX commodity prices for 2005 of $5.00 per Mcf of gas and $30.00 per barrel of oil, the company's projected results for 2005 are as follows:

Estimated Production in 2005

	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	Full-Year 2005
Estimated Production:
Gas (Bcf)	13.7 - 14.1	14.2 - 14.5	14.6 - 14.9	15.5 - 15.9	57.7 - 59.4
Oil (MBbls)	140 - 150	140 - 150	135 - 145	135 - 145	550 - 590
Total Production (Bcfe)	14.5 - 15.0	15.0 - 15.4	15.4 - 15.8	16.3 - 16.8	61.0 - 63.0

FY 2005
E&P Operating Expenses ($ per Mcfe)	Projected
Lease Operating Expenses	$0.41 - $0.45
Taxes, Other Than Income Taxes	$0.22 - $0.26
General & Administrative Expense	$0.41 - $0.45
Full Cost Pool Amortization Rate(1)	$1.22 - $1.26

Other Operating Income and Expenses ($ in millions)
Utility Operating Income	$5.0 - $7.0
Marketing Operating Income	$2.5 - $3.0
Other Non-Operating Loss	$0.5 - $1.0
Minority Interest Deduction	$1.0 - $1.5
Net Interest Expense	$21.0 - $22.0
Income Tax Rate (100% Deferred)	37.0%

  The company's full cost pool amortization rate can vary from this estimate due to changes in the level of oil and gas reserves and changes in the levels of unevaluated costs.

Assuming NYMEX commodity prices of $5.00 per Mcf of gas and $30.00 per barrel of oil for 2005, the company is targeting net income of $91 - $93 million and net cash provided by operating activities before changes in operating assets and liabilities (a non-GAAP measure; see explanation and reconciliation below) of $233 - $238 million in 2005. The company expects its operating income to approximate $165 - $170 million and its net income plus interest, income tax expense, depreciation, depletion and amortization (also known as EBITDA, a non-GAAP measure; see explanation and reconciliation below) to be approximately $252 - $257 million in 2005.

Assuming NYMEX commodity prices of $6.00 per Mcf of gas and $36.00 per barrel of oil for 2005, the company is targeting net income of $117 - $119 million, net cash provided by operating activities before changes in operating assets and liabilities of $275 - $280 million, operating income of $207 - $212 million and EBITDA of $293 - $298 million. The following table demonstrates the NYMEX price scenarios mentioned above and their corresponding estimated impact on the company's results for 2005, including current hedges in place:

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NYMEX Commodity Prices	Net Income	Operating Income	Net Cash Flow (1)	EBITDA (1)
$5.00 Gas $30.00 Oil	$91 - $93 Million	$165 - $170 Million	$233 - $238 Million	$252 - $257 Million
$6.00 Gas $36.00 Oil	$117 - $119 Million	$207 - $212 Million	$275 - $280 Million	$293 - $298 Million

(1) Net cash provided by operating activities before changes in operating assets and liabilities and EBITDA are non-GAAP measures; see Explanation and Reconciliation of Non-GAAP Financial Measures below.

E&P Operational Update

East Texas - At the Overton Field in East Texas, Southwestern has drilled and completed 74 wells and seven wells were in progress at November 30, 2004. Southwestern plans to drill a total of 84 wells in the field during 2004. The company is currently drilling with five rigs and the gross production rate from the field is approximately 90 MMcfe per day. This compares to 60 MMcfe per day at year-end 2003.

Conventional Arkoma Basin - In the Arkoma Basin, Southwestern has drilled 66 wells to date in 2004, with 49 producing wells, six dry holes and 11 wells in progress. The company's conventional drilling program in the Arkoma includes the traditional "Fairway" and the Ranger Anticline area which is located at the southern edge of the Arkansas portion of the basin.

In the Ranger Anticline area, Southwestern has drilled and completed 16 wells, with two dry holes and one well in progress at November 30, 2004. Current net production from the field is approximately 15.0 MMcf per day, up from 5.2 MMcf per day at year-end 2003. Southwestern plans to drill 22 wells in the field in 2004.

Unconventional Fayetteville Shale Play - To date, Southwestern has drilled 16 wells in its Fayetteville Shale play in five pilot areas located in Franklin, Conway, Van Buren and Faulkner counties in Arkansas. Of the 16 wells drilled, six are connected to the pipeline and are selling gas at producing rates ranging from approximately 110 Mcf per day to 250 Mcf per day, with the longest production history of approximately 105 days. Of the remaining ten wells, one has a fault shortened Fayetteville Shale section and will likely not be commercial. One well, located in the Fairway, has shown previous depletion associated with Wedington sand production and has not yet been completed. Two wells, located outside of the Fairway, appear to be marginal performers with current production tests of 40 - 50 Mcf per day and 25 - 55 barrels of water per day. Four wells are awaiting pipeline hookup and their most recent production test rates prior to shut-in range from 185 Mcf per day to 370 Mcf per day, with the exception of one recent well that tested over 1,300 Mcf per day. The remaining two wells are in various stages of completion. Of the 16 wells drilled to date, three are in the traditional Fairway area of the Arkoma Basin.

Southwestern has completed 13 wells using Nitrogen foam fracture stimulation treatments of various sizes and has completed one well with a slick-water fracture treatment. The

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company has seen significant variability in well performance, and is continuing to modify its fracture stimulation treatments to maximize well performance.

"Although the wells we have drilled exhibit variable performance to date, we continue to be encouraged by what we are seeing and continue to learn more about this play with each well that we drill," commented Korell.

Southwestern plans to invest approximately $28.2 million during 2004 in its Fayetteville Shale play which includes drilling approximately 23 wells and additional leasehold acquisition. At this time, Southwestern has acquired leases on approximately 525,000 net undeveloped acres and controls approximately 125,000 net developed acres in the Fairway area of the Arkoma Basin that is held by conventional production.

Permian Basin - At the company's River Ridge field in Lea County, New Mexico, five wells are currently producing at a combined gross rate of 32.2 MMcfe per day, or 12.4 MMcfe per day net to Southwestern.

Explanation and Reconciliation of Non-GAAP Financial Measures

Net cash provided by operating activities before changes in operating assets and liabilities is presented because of its acceptance as an indicator of an oil and gas exploration and production company's ability to internally fund exploration and development activities and to service or incur additional debt. The company has also included this information because changes in operating assets and liabilities relate to the timing of cash receipts and disbursements which the company may not control and may not relate to the period in which the operating activities occurred. Net cash provided by operating activities before changes in operating assets and liabilities should not be considered in isolation or as a substitute for net cash provided by operating activities prepared in accordance with generally accepted accounting principles. Forecasting changes in operating assets and liabilities would require unreasonable effort, would not be reliable and could be misleading. Therefore, the reconciliation of the company's forecasted net cash provided by operating activities before changes in operating assets and liabilities has assumed no changes in assets and liabilities.
2005 Guidance
NYMEX Commodity Price Assumptions
	$5.00 Gas	$6.00 Gas
	$30.00 Oil	$36.00 Oil
(in millions)
Net cash provided by operating activities	$233-$238	$275-$280
Add back (deduct):
Change in operating assets and liabilities	--	--
Net cash provided by operating activities before
changes in operating assets and liabilities	$233-$238	$275-$280

EBITDA is defined as net income plus interest, income tax expense, depreciation, depletion and amortization. Southwestern has included information concerning EBITDA because it is used by certain investors as a measure of the ability of a company to service

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or incur indebtedness and because it is a financial measure commonly used in the energy industry. EBITDA should not be considered in isolation or as a substitute for net income, net cash provided by operating activities or other income or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of the company's profitability or liquidity. EBITDA as defined above may not be comparable to similarly titled measures of other companies. Net income is a financial measure calculated and presented in accordance with generally accepted accounting principles. The table below reconciles 2005 forecasted EBITDA with 2005 forecasted net income.

2005 Guidance
NYMEX Commodity Price Assumptions
	$5.00 Gas	$6.00 Gas
	$30.00 Oil	$36.00 Oil
(in millions)
Net income	$91-$93	$117-$119
Add back:
Provision for income taxes - deferred	53-54	69-70
Interest expense	21-22	21-22
Depreciation, depletion and amortization	87-89	87-89
EBITDA	$252-$257	$293-$298

Southwestern Energy Company is an integrated natural gas company whose wholly-owned subsidiaries are engaged in oil and gas exploration and production, natural gas gathering, transmission, and marketing, and natural gas distribution. Additional information on the company can be found on the Internet at http://www.swn.com.

Contacts:	Greg D. Kerley	Brad D. Sylvester, CFA
	Executive Vice President	Manager, Investor Relations
	and Chief Financial Officer	(281) 618-4897
(281) 618-4803

All statements, other than historical financial information, may be deemed to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Although the company believes the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements are not guarantees of future performance and actual results or developments may differ materially from those in the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include, but are not limited to, the timing and extent of changes in commodity prices for gas and oil, the extent to which the Fayetteville Shale play can replicate the results of other productive shale gas plays, the potential for significant variability in reservoir characteristics of the Fayetteville Shale over such a large acreage position, the timing and extent of the company's success in discovering, developing, producing and estimating reserves, property acquisition or divestiture activities, the effects of weather and regulation on the company's gas distribution segment, increased competition, the impact of federal, state and local government regulation, the financial impact of accounting regulations and critical

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accounting policies, changing market conditions and prices (including regional basis differentials), the comparative cost of alternative fuels, conditions in capital markets and changes in interest rates, availability of oil field personnel, services, drilling rigs and other equipment, and any other factors listed in the reports filed by the company with the Securities and Exchange Commission (the "SEC"). For additional information with respect to certain of these and other factors, see reports filed by the company with the SEC. The company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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